Exhibit 10.28
CLIFF-VESTING AWARDS
OFFICER SEVERANCE PROGRAM PARTICIPANT
BROADCOM CORPORATION
RESTRICTED STOCK UNIT ISSUANCE AGREEMENT(S)
AMENDMENT AGREEMENT
     AMENDMENT AGREEMENT by and between Broadcom Corporation, a California corporation (the “Corporation”), and                                          (the “Participant”) to be effective as of January 1, 2009.
RECITALS
     A. Participant is a party to one or more Restricted Stock Unit Issuance Agreements with the Corporation pursuant to which Participant will become entitled to receive shares of Common Stock that vest under the restricted stock units evidenced by those agreements.
     B. The purpose of this Amendment Agreement is to bring each of those Restricted Stock Unit Issuance Agreements, to the extent they pertain to restricted stock units that were not vested as of December 31, 2004, into documentary compliance with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.
     C. The Restricted Stock Unit Issuance Agreements that are the subject to this Amendment Agreement are more particularly identified in attached Schedule I.
     D. All capitalized terms in this Agreement shall have the same meanings assigned to them in the applicable Restricted Stock Issuance Agreement.
     NOW, THEREFORE, it is agreed each of the Restricted Stock Unit Issuance Agreements is hereby amended as follows, effective January 1, 2009:
     1. Sections 3(b) through 3(e) of each Restricted Stock Issuance Agreement are hereby deleted in their entirety, and there is hereby added in replacement the following new Sections 3(b), 3(c) 3(d), and 3(e):
          (b) The Participant is also a participant in the Corporation’s special officer severance program pursuant to the terms of the letter agreement and appendix between the Corporation and the Participant dated August 12, 2008 (the “Severance Agreement”). The Severance Agreement sets forth certain terms and conditions under which the Participant’s equity or equity-based awards from the Corporation, including this Award, may vest in whole or in part on an accelerated basis in connection with the Participant’s cessation of Employee status under various specified circumstances. The Severance Agreement also sets forth the date or dates on which the shares of Common Stock subject to the awards which vest on such an accelerated basis, including the Shares subject to this Award, are to be issued, subject to certain required delays as set forth in the Severance Agreement. The terms and provisions of the Severance Agreement, as they apply to this Award, are hereby incorporated by reference into this Agreement and shall have the same force and effect as if expressly set forth in this Agreement. In the event of any conflict between the provisions of this Agreement and those of the Severance Agreement, the provisions of the Severance Agreement shall be controlling.
          (c) The following special vesting acceleration provisions shall be in effect for this Award and the underlying Shares to the extent the various vesting acceleration provisions applicable to this Award pursuant to the terms and conditions of the Severance Agreement incorporated herein would not otherwise result in the accelerated vesting of the Award and the underlying Shares under the terms and conditions set forth below:
               - If (i) Participant’s Employee status is terminated by the Corporation without Cause other than in connection with a Reduction in Force prior to his or her vesting in all the Restricted Stock Units subject to this Award and (ii) Participant delivers his or her Release to the Corporation within twenty one (21) days after the date of such termination (or within forty-five (45) days after such termination date, to the extent such longer period is required under applicable law) and that Release becomes effective in accordance with applicable law, then Participant shall vest in fifty percent (50%) of the number of Restricted Stock Units subject to this Award (and the underlying Shares) in which the Participant would have otherwise been vested at that time had the Restricted Stock Units vested in successive equal quarterly installments over the three (3)-year period measured from the Award Date; provided, however, the number of vested Restricted Stock Units so calculated shall be reduced, pursuant to the provisions of Section 4 of this Agreement, to the extent Participant is not entitled to Service-vesting credit for any authorized leave of absence during the period commencing with the Award Date and ending with such termination date.
               - If (i) Participant’s Employee status is terminated by the Corporation without Cause in connection with a Reduction in Force prior to his or her vesting in all the Restricted Stock Units subject to this Award and (ii) Participant delivers his or her Release to the Corporation within twenty one (21) days after the date of such termination (or within forty-five (45) days after such termination date, to the extent such longer period is required under applicable law) and that Release becomes effective in accordance with applicable law, then Participant shall vest in the number of Restricted Stock Units subject to this Award (and the underlying Shares) in which the Participant would have otherwise been vested at that time had the Restricted Stock Units vested in successive equal quarterly installments over the three (3)-year period measured from the Award Date; provided, however, the number of vested Restricted Stock Units so calculated shall be reduced, pursuant to the provisions of Section 4 of this Agreement, to the extent Participant is not entitled to Service-vesting credit for any authorized leave of absence during the period commencing with the Award Date and ending with such termination date.
          (d) In no event, however, shall the number of Restricted Stock Units that vest on an accelerated basis in accordance with Section 3(c) exceed the number of unvested Restricted Stock Units subject to this Award immediately prior to the date of Participant’s termination of Employee status. The Shares underlying the Restricted Stock Units that vest on an accelerated basis in accordance with Section 3(c) shall be issued on the third (3rd) business day, within the sixty (60)-day period measured from the date of the Participant’s Separation from Service due to such termination of Employee status, following the date on which the Participant’s delivered Release is effective following the expiration of all applicable statutorily-required review and revocation periods, but in no event later than the last day of that sixty (60)-day period on which the Release is so effective.
          (e) In the event the Participant’s Employee status terminates prior to vesting in all the Shares due to his or her death or Permanent Disability, then the applicable death and Permanent Disability provisions of the Severance Agreement shall govern the Participant’s rights and entitlements.
     2. Sections 6(c) and 6(d) of each Restricted Stock Unit Issuance Agreement are hereby amended in their entirety to read as follows:
          (c) Any Restricted Stock Units that are assumed or otherwise continued in effect in connection with a Change in Control or replaced with a cash retention program under Section 6(a) shall be subject to accelerated vesting in accordance with the applicable terms and conditions of the Severance Agreement incorporated herein should the Participant’s Employee status terminate under certain specified circumstances within twenty-four (24) months after the effective date of that Change in Control.
          (d) If the Restricted Stock Units subject to this Award at the time of the Change in Control are not assumed or otherwise continued in effect or replaced with a cash retention program in accordance with Section 6(a), then those units will vest immediately prior to the closing of the Change in Control. The Shares subject to those vested units shall be converted into the right to receive the same consideration per share of Common Stock payable to the other shareholders of the Corporation in consummation of that Change in Control, and such consideration per Share shall be distributed to Participant upon the tenth (10th) business day following the earliest to occur of (i) the date on which that Share would otherwise vest in accordance with the Vesting Schedule set forth in Section 1, (ii) the date of Participant’s Separation from Service or (iii) the first date following the Change in Control on which the distribution can be made without contravention of any applicable provisions of Code Section 409A. Such distribution shall be subject to the Corporation’s collection of the applicable Withholding Taxes pursuant to the provisions of Section 8.
     3. Section 8(a) of each Restricted Stock Unit Issuance Agreement is hereby amended to read as follows:
          (a) Except as otherwise provided in Section 6(d), on the applicable date Shares are to be issued pursuant to the provisions of Section 1, 3 or 6 of this Agreement, the Corporation shall issue to or on behalf of Participant a certificate (which may be in electronic form) for the vested shares of Common Stock to be issued on that date.
     4. Section 8(b) of each Restricted Stock Unit Issuance Agreement is hereby amended to read as follows:

          (b) The applicable Withholding Taxes with respect to the issued Shares or any other consideration distributed to Participant shall be collected from Participant as and when such taxes become due. Participant may, with respect to the issued Shares, satisfy the applicable Withholding Taxes through one or more of the following methods:
     (i) The delivery of a separate check payable to the Corporation;
     (ii) if and to the extent expressly authorized by the Plan Administrator at the time, through a share withholding procedure, pursuant to which the Corporation will automatically withhold, immediately upon the issuance of the Shares, a portion of those Shares with a Fair Market Value (measured as of the issuance date) equal to the amount of such Withholding Taxes (the “Share Withholding Method”); provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income. Participant will be notified (either in writing or through electronic transmission) of the time or times when the Share Withholding Method will actually be available with respect to one or more vested Shares that become issuable under this Agreement (such notification will also set forth the procedures authorized and established by the Plan Administrator for such purpose);
     (iii) irrevocable instructions given by Participant to a broker to remit to the Corporation cash, in an amount equal to such Withholding Taxes, from a previously established account Participant maintains with such broker; or
     (iv) to the extent the Share Withholding Method is not otherwise available at the time one or more vested Shares become issuable, Participant may also satisfy the applicable Withholding Taxes with respect to those Shares through the use of proceeds from a next day sale of the issued Shares, provided and only if (i) such a sale is permissible under the Corporation’s insider trading policies governing sales of Corporation shares and (ii) such transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.
     4. There is hereby added to the end of Section 9 of each Restricted Stock Unit Issuance Agreement the following:
          In addition, it is the intent of the Corporation and the Participant that the provisions of this Agreement comply with all applicable requirements of Section 409A of the Code. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Code Section 409A, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the applicable Treasury Regulations thereunder.

     5. There is hereby added to the end of Section 10 of each Restricted Stock Unit Issuance Agreement the following sentence:
          Should the determination be made that the Participant has not engaged in any action or transaction that might constitute grounds for a termination for Cause, then the escrowed Shares and/or funds shall in no event be released later than the close of the calendar year in which such determination is made.
     6. Section 13 of each of the Restricted Stock Unit Issuance Agreements is hereby amended in its entirety to read as follows:
          13. Parachute Payment . In the event the accelerated vesting and issuance of the Shares subject to this Award would otherwise constitute a parachute payment under Code Section 280G, then the applicable parachute payment provisions of the Severance Agreement shall govern the Participant’s rights and entitlements.
     7. Except as modified by this Amendment Agreement, all the terms and conditions of each Restricted Stock Issuance Agreement subject to this agreement shall continue in full force and effect.
IN WITNESS WHEREOF, each of the parties has executed this Amendment Agreement on the date specified for that party below.

BROADCOM CORPORATION

By:

Title:

Dated:	,	2008

PARTICIPANT

Printed Name:

	Dated:	,	2008

SCHEDULE I
RESTRICTED STOCK UNIT ISSUANCE AGREEMENTS
     The following Restricted Stock Unit Issuance Agreements between the Corporation and Participant are subject to the Amendment Agreement:
AGREEMENT:
Award Date:

Number of Restricted Stock Units
Originally Subject to Agreement:

Number of Restricted Stock Units
Currently Outstanding:

AGREEMENT:
Award Date:

Number of Restricted Stock Units
Originally Subject to Agreement:

Number of Restricted Stock Units
Currently Outstanding: